Exhibit 99.1

    Bestway, Inc. Announces Fiscal 2004 Fourth Quarter and Year End Results

                       Same Store Revenues Increase 7.1%;
           Eight Consecutive Quarters of Increased Same Store Revenues

    DALLAS, Oct. 8 /PRNewswire-FirstCall/ -- Bestway, Inc. (Nasdaq: BSTW), today reported financial results for its fourth quarter and full year ended July 31, 2004.

    For the three months ended July 31, 2004, revenue increased 7.9% to $9,845,031, compared to $9,125,742 for the fourth quarter of last year. Same store revenues (revenues earned in stores operated for the entirety of both periods) increased 7.1% in the quarter. Net earnings, after a charge of $43,649 for a legal matter currently on appeal, decreased to $54,078, or $.03 per share on a diluted basis, compared to $94,553, or $.05 per share on a diluted basis, a year ago. Without this significant item, net income would have been $97,727, or $.05 per share on a diluted basis.

    For the full year ended July 31, 2004, revenue increased 6.8% to $37,916,130, compared to $35,506,828 for the same period of 2003. Same store revenues increased 6.4% for the year. Net earnings for the full year increased to $365,801, or $.20 per share on a diluted basis, compared to $47,588, or $.03 per share on a diluted basis, last year.

    "People, products and programs continue to be our primary focus," commented David A. Kraemer, President and Chief Executive Officer. "Focusing on these key drivers and initiatives, along with a targeted marketing campaign has allowed us to continue our momentum through 2004 and into 2005. Results from these initiatives are encouraging, which I feel is a testament to our team's ability to execute our plan. In fiscal 2005, we intend to grow our store count through new store openings, as well as seek out acquisitions that meet our return on investment criteria."

    Bestway, Inc. owns and operates a total of sixty-nine rent-to-own stores located in the southeastern United States. These stores generally offer high quality brand name merchandise such as home entertainment equipment, appliances, furniture and computers under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period.

    This press release and the guidance above contain various "forward-looking statements" that involve risks and uncertainties. Forward-looking statements represent the Company's expectations or beliefs concerning future events. Any forward-looking statements made by or on behalf of the Company are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, (i) the ability of the Company to open or acquire additional rental-purchase stores on favorable terms, (ii) the ability of the Company to improve the performance of such acquired stores and to integrate such opened or acquired stores into the Company's operations, (iii) the impact of state and federal laws regulating or otherwise affecting rental-purchase transactions, (iv) the impact of general economic conditions in the United States and (v) the impact of terrorist activity, threats of terrorist activity and responses thereto on the economy in general and the rental-purchase industry in particular. Undue reliance should not be placed on any forward-looking statements made by or on behalf of the Company as such statements speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, the occurrence of future events or otherwise.

     BESTWAY, INC.
     SELECTED BALANCE SHEET DATA

                                               (Unaudited)
                                                 July 31,         July 31,
                                                  2004              2003

    Cash and cash equivalents                     $692,476          $305,869
    Prepaid expenses and other assets              243,619           234,908
    Rental merchandise, net                     13,946,095        13,858,064
    Property and equipment, net                  2,235,985         2,732,798
    Total assets                                19,375,622        20,002,168

    Accounts payable                               606,009           751,328
    Debt                                         8,433,907         9,451,299
    Total liabilities                           10,657,088        11,683,375
    Stockholders' Equity                         8,718,534         8,318,793

     BESTWAY, INC.
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                               (Unaudited)
                               Three Months Ended      Twelve Months Ended
                                   July 31,                 July 31,
                                2004        2003        2004         2003
    Revenues:
       Rental and fee income $9,499,352  $8,822,282  $36,203,299  $33,618,007
       Sales of merchandise     345,679     303,460    1,712,831    1,888,821
                              9,845,031   9,125,742   37,916,130   35,506,828

    Cost and operating
     expenses:
       Depreciation and
        amortization:
         Rental merchandise   2,046,671   1,775,910    7,490,990    6,868,366
         Other                  294,155     353,341    1,228,166    1,480,329
       Cost of merchandise
        sold                    255,376     233,743    1,241,408    1,681,771
       Salaries and wages     2,847,441   2,744,668   11,053,364   10,433,146
       Advertising              379,547     370,239    1,725,515    1,649,104
       Occupancy                614,022     595,167    2,500,809    2,383,807
       Other operating
        expenses              3,176,752   2,734,544   11,500,903   10,255,610
       Interest expense         128,372     175,269      545,986      694,185
       Loss (gain) on sale
        of property
        and equipment             5,082      (2,741)      31,820       (9,827)
                              9,747,418   8,980,140   37,318,961   35,436,491

    Income before income
     taxes                       97,613     145,602      597,169       70,337
       Income tax expense        43,535      51,049      231,368       22,749

    Net income                  $54,078     $94,553     $365,801      $47,588

    Basic net income per
     share                        $0.04       $0.06        $0.22        $0.03

    Diluted net income per
     share                        $0.03       $0.05        $0.20        $0.03

    Weighted average common
     shares outstanding       1,683,272   1,677,972    1,681,289    1,669,955

    Diluted weighted average
     common shares
     outstanding              1,837,321   1,828,226    1,823,286    1,774,409

SOURCE  Bestway, Inc.
    -0-                             10/08/2004
    /CONTACT: Beth A. Durrett, Chief Financial Officer, bdurrett@bestwayrto.com , or David A. Kraemer, President and Chief Executive Officer, dkraemer@bestwayrto.com , both of Bestway, Inc., +1-214-630-6655/
    (BSTW)

CO:  Bestway, Inc.
ST:  Texas
IN:  REA OTC
SU:  ERN